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                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549
                        ---------------------------

                                  FORM 8-K


                               CURRENT REPORT
   PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

      Date of Report (Date of earliest event reported): March 9, 1998


                            BOWATER INCORPORATED
           (Exact name of registrant as specified in its charter)
                             -----------------


       Delaware                      1-8712                  62-0721803
(State or Other Jurisdiction   (Commission File Number)    (IRS Employer
   of Incorporation)                                   Identification Number)


                           55 East Camperdown Way
                            Greenville, SC 29602
                  (Address of principal executive offices)

     Registrant's telephone number, including area code: (864) 271-7733

                                    None
       (Former name or former address, if changed since last report)



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


Item 5.  Other Events.

          On March 9, 1998, Bowater Incorporated, a Delaware corporation ("Bowater") entered into an Arrangement Agreement (the "Arrangement Agreement") dated as of March 9, 1998 with Avenor Inc. ("Avenor") pursuant to which Bowater and Avenor agreed to engage in a transaction which has the economic effect of Bowater acquiring Avenor for C$35 (US$24.67) per share in cash and securities, or approximately C$3.5 billion (US$2.47 billion) in the aggregate including assumed debt.

          Pursuant to the Arrangement Agreement, Avenor will apply to the Ontario Court of Justice for an order for an arrangement (the "Arrangement") under the provisions of Section 192 of the Canada Business Corporations Act, pursuant to which Bowater will acquire outstanding common shares of Avenor ("Avenor Common Shares") and each holder of Avenor Common Shares (other than holders who exercise and perfect their dissenters' rights) will be entitled to receive C$35 for each Avenor Common Share held by such holder, payable, at the election of such holder and subject to proration, in cash, Avenor Exchangeable Shares (as hereinafter defined), shares of common stock, par value $1 per share of Bowater ("Bowater Common Stock"), or a combination of the foregoing. Each holder of an Avenor Common Share will have the opportunity to indicate on an election form whether such holder wishes to receive cash, Avenor Exchangeable Shares or shares of Bowater Common Stock with respect to each Avenor Common Share held by such holder (subject to possible proration). Each Avenor Common Share for which an effective cash election is made will be exchanged for cash in an amount equal to C$35 (subject to possible proration). Each Avenor Common Share for which an effective election to receive Avenor Exchangeable Shares is made will be exchanged for a number of Avenor Exchangeable Shares equal to the Exchange Ratio (subject to possible proration). As used herein, the "Exchange Ratio" means C$35 divided by the product of the Average Trading Price of Bowater Common Stock (defined as the weighted average trading price of Bowater Common Stock on the New York Stock Exchange for the 20 trading days ending on the third business day prior to the effective date of the Arrangement, but not more than US$55.6187 or less than US$45.5062) multiplied by the value in Canadian dollars of one U.S. dollar on the last of such trading days. Each Avenor Common Share for which an effective election to receive Bowater Common Stock is made will be exchanged for a number of shares of Bowater Common Stock equal to the Exchange Ratio (subject to possible proration). If a holder of an Avenor Common Share fails to make an effective election with respect to an Avenor Common Share, such holder will be deemed to have elected to exchange such share for Avenor Exchangeable Shares. The maximum aggregate amount of cash that may be paid to holders of Avenor Common Shares will be equal to the product of
(i) C$35, (ii) the number of Avenor Common Shares outstanding on the effective date of the Arrangement and (iii) 0.60 (less an amount, based on the number of dissenting shares, being C$21 per dissenting share up to a maximum of C$65,000,000). The maximum aggregate number of Avenor Exchangeable Shares and shares of Bowater Common Stock that may be issued to holders of Avenor Common Shares will be equal to the product of (i) the Exchange Ratio, (ii) the number of Avenor Common Shares outstanding on the effective date of the Arrangement and (iii) 0.50.

          As used herein, "Avenor Exchangeable Shares" means shares issued by Avenor (or at the election of Bowater, a Canadian subsidiary of Bowater) in connection with the Arrangement. Pursuant to a Voting and Exchange Trust Agreement, the Trustee thereunder will be the holder of one share of a new class of special voting stock of Bowater (the "Special Voting Stock") that will entitle the Trustee to a number of votes on all matters on which holders of Bowater Common Stock are entitled to vote equal to the number of Avenor Exchangeable Shares outstanding from time to time. By furnishing instructions to the Trustee, holders of Avenor Exchangeable Shares will be able to exercise the same voting rights as they would have after the exchange of their Avenor Exchangeable Shares for Bowater Common Stock. Holders of Avenor Exchangeable Shares will also be entitled to receive dividends equivalent to any dividends paid on Bowater Common Stock.

          Holders of Avenor Exchangeable Shares will be entitled at any time, upon delivery of a certificate representing Avenor Exchangeable Shares and a duly executed retraction request, to require Avenor (or at the election of Bowater, a Canadian subsidiary of Bowater) to redeem such Avenor Exchangeable Shares in exchange for an equivalent number of shares of Bowater Common Stock, plus all declared and unpaid dividends on such Avenor Exchangeable Shares. However, Avenor must deliver all such requests for redemption to Bowater, whereupon Bowater, instead of Avenor, has the right to purchase the Avenor Exchangeable Shares that are the subject of the request for redemption in exchange for an equivalent number of shares of Bowater Common Stock, plus all declared and unpaid dividends on such Avenor Exchangeable Shares. If this right is not exercised, Avenor is required to effect the requested redemption. On June 30, 2008

(the "Automatic Redemption Date") (subject to acceleration in certain circumstances), Avenor may purchase all outstanding Avenor Exchangeable Shares in exchange for an equivalent number of shares of Bowater Common Stock, plus all declared and unpaid dividends on such Avenor Exchangeable Shares. Bowater has the overriding right, but not the obligation, to acquire the outstanding Avenor Exchangeable Shares in exchange for an equivalent number of shares of Bowater Common Stock, plus all declared and unpaid dividends on such Avenor Exchangeable Shares, on the Automatic Redemption Date. If Bowater exercises the overriding right, Avenor's obligation to redeem the Avenor Exchangeable Shares on the Automatic Redemption Date will terminate.

          Avenor has agreed that it will not, directly or indirectly, through any director, officer, employee, representative or agent, solicit, initiate or knowingly encourage the initiation of any inquiries or proposals regarding any Acquisition Proposal (as defined below), participate in any discussions or negotiations regarding an Acquisition Proposal, withdraw or modify in a manner adverse to Bowater the approval of the Board of Directors of Avenor of the transactions contemplated by the Arrangement Agreement, approve or recommend any Acquisition Proposal or cause Avenor to enter into any agreement relating to any Acquisition Proposal; provided however, that subject to Avenor's obligations described below, nothing will prevent the Board of Directors of Avenor from considering, negotiating, approving, recommending to its shareholders or entering into an agreement in respect of an unsolicited bona fide written Acquisition Proposal that the Board of Directors of Avenor determines in good faith, after consultation with financial advisors and after receiving an opinion of outside counsel to the effect that the Board of Directors of Avenor is required to take such action in order to discharge properly its fiduciary duties, would, if consummated in accordance with its terms, result in a transaction more favorable to Avenor's shareholders than the transactions contemplated by the Arrangement Agreement (any such Acquisition Proposal being referred to herein as a "Superior Proposal"). As used herein, "Acquisition Proposal" means any merger, amalgamation, take-over bid, sale of material assets (or other arrangement having the same economic effect as a sale), any material sale of shares or rights or interests therein or thereto or similar transactions involving Avenor or Bowater or any material subsidiaries of Avenor or Bowater, or a proposal to effect such a transaction, excluding the Arrangement and the transactions permitted in Avenor's covenants under the Arrangement Agreement.

          Bowater has agreed that it will not, directly or indirectly, through any officer, director, employee, representative or agent of Bowater or any of its subsidiaries, solicit, initiate or knowingly encourage the initiation of any inquiries or proposals regarding an Acquisition Proposal; provided however, nothing will prevent the Board of Directors of Bowater from considering, negotiating, approving, recommending to its shareholders or entering into an agreement in respect of an unsolicited bona fide written Acquisition Proposal if the Board of Directors of Bowater determines in good faith, after consultation with its financial advisors and after receiving an opinion from outside counsel, that it is required to do so in order to discharge properly its fiduciary duties.

          Avenor has agreed that it will not accept, approve, recommend or enter into any agreement in respect of an Acquisition Proposal (other than a confidentiality agreement) on the basis that it would constitute a Superior Proposal until five business days have elapsed from the date it has provided Bowater with a copy of the Acquisition Proposal. During the five business day period, Bowater will have the opportunity to offer to amend the terms of the Arrangement Agreement or the Arrangement. The Board of Directors of Avenor will review any such offer in good faith to determine, in its discretion in the exercise of its fiduciary duties, whether Bowater's amended offer, upon acceptance by Avenor, would result in the Acquisition Proposal not being a Superior Proposal. If the Board of Directors of Avenor so determines, it will enter into an amended agreement with Bowater. Otherwise, it will pay Bowater the break-up fee described below.

          If the shareholders of Bowater do not approve the issuance of stock and other transactions contemplated by the Arrangement Agreement at the meeting of the Bowater stockholders to vote on such matter, then Bowater must pay Avenor C$70 million, provided, however, that the Avenor shareholders have not disapproved the Arrangement and the Arrangement Agreement.

          If (i) the Board of Directors of Avenor has withdrawn or modified in a manner adverse to Bowater its approval or recommendation of the Arrangement, or approved or recommended any Superior Proposal, or determined that any Acquisition Proposal is a Superior Proposal, or resolved to take any such action, or (ii) an Acquisition Proposal has been made known to Avenor or has been made directly to the Avenor shareholders or any person has publicly announced an intention to make an Acquisition Proposal and after such Acquisition Proposal has been made known, made or announced (a) the Avenor shareholders do not approve the Arrangement at the Avenor shareholders meeting or (b) the Arrangement is not, prior to September 30, 1998, submitted for the shareholders' approval, then Avenor must pay Bowater C$70 million, provided, however, that in the case of clause (ii), the Bowater stockholders have not disapproved the issuance of stock and other transactions contemplated by the Arrangement Agreement.

          Consummation of the Arrangement is subject to customary conditions precedent, including the approval of the Arrangement by the Ontario Court of Justice, approval by the shareholders of Avenor and Bowater, receipt of all requisite regulatory approvals (including under the Hart-Scott-Rodino Antitrust Improvements Act, the Competition Act (Canada) and the Investment Canada Act) and accuracy of representations and warranties.

          The Arrangement Agreement may be terminated at any time prior to the effective time of the Arrangement by mutual written consent of Avenor and Bowater, or by either Avenor or Bowater if the conditions to the Arrangement have not been waived or satisfied on or before September 30, 1998. In addition, either Bowater or Avenor may terminate the Arrangement Agreement if an event occurs that causes the other party to be obligated to pay a break-up fee as described above. Avenor may also terminate the Arrangement Agreement upon any determination by Avenor that an Acquisition Proposal constitutes a Superior Proposal, subject to its obligation to pay a break-up fee as described above.

          Prior to its execution, the Arrangement Agreement was approved by the respective Boards of Directors of Bowater and Avenor. Fairness opinions were delivered by TD Securities Inc. and Goldman, Sachs & Co. to the Board of Directors of Bowater and by RBC Dominion Securities Inc. to the Board of Directors of Avenor.

          A copy of the press release issued by Bowater and Avenor on March 9, 1998 with respect to the Arrangement Agreement is attached hereto as
Exhibit 99.1 and is incorporated herein by reference.

Item 7.       Financial Statements and Exhibits.

          (c) Exhibits.

Exhibit       Description

 99.1 Press Release dated March 9, 1998, announcing the execution of the Arrangement Agreement between Avenor Inc. and Bowater Incorporated

                                 SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                   Bowater Incorporated
                              ------------------------------
                                      (Registrant)


Date:  March 19, 1998         By :  /s/ David G. Maffucci
                                  --------------------------
                                        (Signature)

                              Name:   David G. Maffucci
                              Title:  Senior Vice President and
                                      Chief Financial Officer

                               EXHIBIT INDEX


          The following exhibits are filed herewith:


Exhibit       Description

 99.1 Press Release dated March 9, 1998, announcing the execution of the Arrangement Agreement between Avenor Inc. and Bowater Incorporated

                                                               Exhibit 99.1

[Bowater Logo]                                         Bowater Incorporated

                                                        Deborah L. Humphrey
                                       Director of Corporate Communications
                                                     55 East Camperdown Way
                                                       Post Office Box 1028
                                                  Greenville, SC 29602-1028
                                                        Phone: 864/282-9571
                                                          Fax: 864/282-9564
                                        For Additional Information Contact:


CONTACTS:


Investors:                            Media:
---------                             -----
James H. Dorton                       Deborah L. Humphrey
Vice President and Treasurer          Director of Corporate Communications
Bowater Incorporated                  Bowater Incorporated
864/282-9500                          864/282-9571
Francois R. Roy                       Sandra Harwood
EVP and Chief Financial Officer       Corporate Director, Corporate
Avenor Inc.                              Communications
514/846-5122                          Avenor Inc.
                                      514/846-6041


FOR IMMEDIATE RELEASE
MONDAY, MARCH 9, 1998


                       BOWATER TO COMBINE WITH AVENOR

Greenville, South Carolina, and Montreal, Quebec, March 9, 1998 - Bowater Incorporated (NYSE:BOW) and Avenor Inc. (TSE and ME:AVR, NYSE:ANR) today announced the signing of a definitive agreement by which Bowater will acquire all of the outstanding shares of Avenor for C$35.00 (U.S.$24.67) per share, or approximately C$3.5 billion (U.S.$2.47 billion) including assumed debt. The combination has been approved by the boards of directors of both companies.

          Avenor shareholders may choose to receive cash, common shares of Bowater or Canadian-listed shares in a new Bowater Canadian subsidiary, with the same voting and dividend rights, which are exchangeable at any time into Bowater shares. Of the total purchase price, a maximum of 60 percent will be payable in cash and 40 percent will be payable in stock, subject to proration, except that up to 50 percent will be payable in stock if the holders of more than 40 percent of the Avenor shares opt for the stock alternative. The exchange ratio for the share component of the purchase price will be maintained at the C$35.00 (U.S.$24.67) price per share unless the Bowater share price exceeds U.S. $55.62 or falls below U.S.$45.57 prior to closing, under either of which circumstance the exchange ratio will be fixed at those limits.

          Arnold M. Nemirow, Bowater's Chairman, President and Chief Executive Officer, said: "I am extremely enthusiastic about the significant and compelling opportunities this transaction will offer to our respective shareholders, employees and customers. The combination of these two market leaders creates a premier North American forest products company. Eight well maintained newsprint mills in North America, backed by experienced management teams, enhance the company's ability to service all major newsprint markets. Well positioned export mills also will accelerate Bowater's strategy for growth in

Latin America, Europe and Asia. With one of the lowest cost mill structures and delivery systems in the industry, the expanded company is capable of generating additional shareholder value. We are pleased to increase our commitment in Canada, where we own a newsprint mill in Liverpool, Nova Scotia, as well as 613,000 acres of forest land, and by joining with a Quebec-based company with a well-deserved reputation for excellence in our industry."

          Bowater anticipates that the combination will be immediately accretive to earnings and cash flow. In addition to C$50 million (U.S.$35 million) in remaining cost savings previously identified by Avenor under its Operational Excellence program, new cost savings and operating synergies of approximately C$105 million (U.S.$75 million) are expected to be readily achievable.

          Bowater will fund the cash portion of the transaction with existing funds and committed bank financing. In addition, following the completion of the transaction, the company intends to sell the uncoated freesheet mill and pulp mill in Dryden, Ontario, with the proceeds used to repay debt. The projected substantial cash flow will ensure that the company's post-transaction debt structure and capitalization will remain strong.

          Through the combination, Bowater will double its annual newsprint and groundwood capacity to approximately 3 million metric tonnes and become a major producer of market pulp with annual production capacity in excess of 1 million metric tonnes. The company will be the second largest producer of newsprint in the world and the third largest producer of market pulp in North America.

          Arthur R. Sawchuk, Avenor's President and Chief Executive Officer, said: "Avenor's board of directors, after careful review, has concluded that the transaction we are announcing today is clearly superior to a number of other alternatives available to Avenor, and we recommend that Avenor shareholders vote in favor of the transaction. The combination with Bowater provides Avenor shareholders with significantly more immediate and long-term value than that contained in other alternatives. We believe that the combination of Avenor and Bowater provides the strength to compete into the new millennium. We are delighted that our shareholders, customers and employees will participate in Bowater's success."

          The definitive agreement provides for mutual termination fees of C$70 million (U.S.$49.4 million), and Avenor has agreed not to solicit or encourage any competing offers. The transaction must be approved by the shareholders of both companies and appropriate regulatory authorities. It is expected that shareholder meeting materials will be mailed to shareholders of both companies by the end of May and that the transaction will be completed by the end of June 1998.

          Bowater Incorporated, headquartered in Greenville, S.C., is the largest producer of newsprint in the United States, and also makes coated and uncoated groundwood papers, bleached kraft pulp and lumber products. It has five paper mills and 3.5 million acres of timberlands in the United States and Canada. Bowater Incorporated common stock is listed on the New York Stock Exchange, U.S. regional exchanges, the London Stock Exchange and the Swiss Stock Exchanges.

          Avenor Inc. is an international forest products company which manufactures newsprint, pulp, white paper, and wood products. The Company is one of North America's largest suppliers of post-consumer recycled-content newsprint, one of Canada's leading exporters of market pulp, and one of the largest suppliers of white paper (uncoated freesheet) to the Canadian market. Exports to the United States and to other key markets around the world accounted for 80 percent of its total net sales in 1997.


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